EXHIBIT 99.2

News Release

First Solar Updates 2011 Financial Guidance and Announces 2012 Financial Guidance

TEMPE, Ariz., Dec. 14, 2011 - First Solar, Inc. (NASDAQ: FSLR) today updated the Company's 2011 financial guidance and announced 2012 guidance.

First Solar now forecasts 2011 net sales in the range of $2.8 to $2.9 billion, down from the Company's prior guidance range for net sales of $3.0 to $3.3 billion. The Company expects diluted earnings per share (EPS) for 2011 to be in the range of $5.75 to $6.00, with consolidated operating income of $575 to $600 million. The primary reason for the revised 2011 guidance is continued delays of certain projects in First Solar's systems business due to weather and other factors.

Not included in the revised guidance are expected charges related to a series of initiatives to accelerate operating cost reductions and improve overall operating efficiency, the majority of which the Company expects to incur in the current quarter. These charges include up to $0.75 per fully diluted share of impairment and associated charges primarily related to certain equipment, and a severance charge of up to $0.10 per fully diluted share related to a workforce reduction of approximately 100 associates, less than 1.5 percent of First Solar's workforce.

For 2012, First Solar forecasts net sales in the range of $3.7 to $4.0 billion, including approximately $1.7 billion from the systems business. Diluted EPS is expected to be in the range of $3.75 to $4.25, and consolidated operating income is expected to be $425 to $450 million. The Company expects to generate $0.9 to $1.1 billion of operating cash flow and plans for approximately $375-$425 million in capital investment in 2012.

“Our diverse business model and robust project pipeline will help First Solar generate a significant amount of cash in 2012 while improving operational efficiencies, but we are recalibrating our business to focus on building and serving sustainable markets rather than pursuing subsidized markets,” said Mike Ahearn, Chairman and Interim CEO of First Solar. “By channeling our core strength in utility-scale PV systems to markets with immediate need for mass-scale renewable energy our goal is to earn substantially all of our new revenues from sustainable markets by the end of 2014."

First Solar will discuss the Company's revised 2011 guidance and outlook for 2012 in a conference call scheduled for today at 8:00 a.m. EST. Investors may access a live audio webcast of this call and presentation in the Investors section of the Company's website at www.firstsolar.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Sunday, December 18th, 2011 at 11:59 p.m. EST and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 7459995. A replay of the webcast will be available on the Investors section of the Company's web site approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days. If you are a subscriber of FactSet or Thomson One, you can obtain a written transcript.

About First Solar, Inc.
First Solar manufactures solar modules with an advanced semiconductor technology, and is a premier provider of comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating value-driven renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts:
Media
Ted Meyer
ted.meyer@firstsolar.com
+1 (602) 427-3318

Investors
David Brady
dbrady@firstsolar.com
Luke Fairborn
lucas.fairborn@firstsolar.com
+1 (602) 414-9315